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                                  CREDIT AGREEMENT

                                       AMONG

                        LAMAR INVESTMENTS, INC., AS LENDER,
                                        AND
                            WELLGATE INTERNATIONAL LTD.,
                                     AS LENDER

                  GROUPE CEDAR CANADA INC./CEDAR GROUP CANADA INC.
                                      BORROWER

                            DOMINION BRIDGE CORPORATION
                                       PARENT

                                        AND

                               DOMINION BRIDGE, INC.
                             STEEN CONTRACTORS LIMITED
                    INDUSTRIES DAVIE INC./DAVIE INDUSTRIES INC.
                         CEDAR GROUP AUSTRALIA PTY LIMITED
               LES ENTREPRENEURS BECKER INC./BECKER CONTRACTORS INC.
                             BECKER CONTRACTORS LIMITED
                                MIL INTERMODAL INC.
                               SUBSIDIARY GUARANTORS

                             DATED AS OF APRIL 6, 1998


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


                                  TABLE OF CONTENTS

                                                                             PAGE
SECTION 1.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1       Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2       Other Definitional Provisions . . . . . . . . . . . . . . . . 11
SECTION 2.     CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.1       Revolving Credit Commitment . . . . . . . . . . . . . . . . . 12
     2.2       Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.3.      Procedure for Revolving Credit Borrowing. . . . . . . . . . . 12
     2.4       Termination of Revolving Credit Commitment. . . . . . . . . . 13
SECTION 3.     GENERAL PROVISIONS APPLICABLE TO LOANS  . . . . . . . . . . . 13
     3.1       Interest Rates and Payment Dates. . . . . . . . . . . . . . . 13
     3.2       Mandatory Repayments. . . . . . . . . . . . . . . . . . . . . 14
     3.3       Computation of Interest . . . . . . . . . . . . . . . . . . . 14
     3.4       Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.5       Taxes    . . . . . . . . .  . . . . . . . . . . . . . . . . . 14
     3.6       Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.7       Convertibility. . . . . . . . . . . . . . . . . . . . . . . . 16
SECTION 4.     REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . 16
     4.1       Financial Condition . . . . . . . . . . . . . . . . . . . . . 16
     4.2       No Change . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.3       Power, Authorization; Enforceable Obligations . . . . . . . . 17
     4.4       No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.5       No Breach or Misrepresentation in BNY Agreement;
                  Delivery to Lamar. . . . . . . . . . . . . . . . . . . . . 17
     4.6       Security Documents. . . . . . . . . . . . . . . . . . . . . . 18
     4.7       Accuracy and Completeness of Information. . . . . . . . . . . 18
     4.8       Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.9       Purpose of Loans. . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 5.     CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . 19
     5.1.      Conditions to Initial Revolving Credit Loans  . . . . . . . . 19
     5.2       Conditions to Each Subsequent Revolving Credit Loan . . . . . 24
SECTION 6.     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . 25
     6.1       Financial Statements; Compliance Certificates; Other
                  Information  . . . . . . . . . . . . . . . . . . . . . . . 25
     6.2       Compliance with Agreements. . . . . . . . . . . . . . . . . . 25
     6.3       Compliance with BNY Credit Agreement. . . . . . . . . . . . . 25
     6.4       Additional Collateral; Additional Guarantors  . . . . . . . . 25
SECTION 7.     REGARDING THE BNY CREDIT AGREEMENT  . . . . . . . . . . . . . 26
     7.1       Subsequent Amendment of the BNY Credit Agreement. . . . . . . 26
     7.2       Notice of Amendment . . . . . . . . . . . . . . . . . . . . . 26
SECTION 8.     EVENTS OF DEFAUT    . . . . . . . . . . . . . . . . . . . . . 26
     8.1       Events of Default; Remedies . . . . . . . . . . . . . . . . . 26
     8.2       Application of Proceeds . . . . . . . . . . . . . . . . . . . 30
     8.3       Receipt of Collateral . . . . . . . . . . . . . . . . . . . . 31





SECTION 9.     AGREEMENT AMONG LENDERS . . . . . . . . . . . . . . . . . . . 32
     9.1       Pro Rata Obligations. . . . . . . . . . . . . . . . . . . . . 32
SECTION 10.    MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . 32
     10.1      Amendments and Waivers. . . . . . . . . . . . . . . . . . . . 32
     10.2      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.3      No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . 34
     10.4      Survival of Representations and Warranties. . . . . . . . . . 34
     10.5      Payment of Expenses and Taxes . . . . . . . . . . . . . . . . 34
     10.6      Successors and Assigns. . . . . . . . . . . . . . . . . . . . 35
     10.7      Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     10.8      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.9      Severability. . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.10     Integration . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.11     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.12     Submission to Jurisdiction; Waivers . . . . . . . . . . . . . 37
     10.13     Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . 38
     10.14     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 39
     10.15     Formal Date . . . . . . . . . . . . . . . . . . . . . . . . . 39
     10.16     Currency Conversion . . . . . . . . . . . . . . . . . . . . . 39
     10.17     Language. . . . . . . . . . . . . . . . . . . . . . . . . . . 39


Schedules:
     Schedule I          Permitted Liens
     Schedule II         Schedule of Real Property
     Schedule 4.1(b)     Borrower Projections
     Schedule 4.2        Material Changes
     Schedule 4.5 Exceptions to Representations and Warranties under the BNY Credit Agreement
     Schedule 4.6        Jurisdictions for Perfection of Security
                         Interests
     Schedule 9(k)       Listing of Directors of Parent

     Schedules from BNY Credit Agreement

Exhibits:
     Exhibit A      Form of Revolving Credit Note
     Exhibit B      Form of Term Note
     Exhibit C      Form of Warrant

     CREDIT AGREEMENT, dated as of April 6, 1998 as same may be amended, modified, supplemented, restated or replaced ("AGREEMENT"), among Lamar Investments, Inc., an Illinois corporation ("LAMAR"), Wellgate International Ltd., a British Virgin Island corporation ("WELLGATE"), Lamar and Wellgate as Lenders under this Agreement ("LENDERS"), Groupe Cedar Canada Inc./Cedar Group Canada Inc., a Canadian corporation (the "BORROWER"), Dominion Bridge Corporation, a Delaware corporation (the "PARENT"), Dominion Bridge, Inc., a Canadian corporation ("DBI"), Steen Contractors Limited, an Ontario corporation ("STEEN"), Industries Davie Inc./Davie Industries Inc., a Canadian corporation ("DAVIE"), Cedar Group Australia Pty Limited, an Australian corporation ("CGA"), Les Entrepreneurs Becker Inc./Becker Contractors Inc., a Quebec corporation ("BECKER"), Becker Contractors Limited, a Newfoundland corporation ("BECKER NFLD") and MIL Intermodal Inc., a Canadian corporation ("MIL").

                                   RECITALS

     A. The Borrower has requested that the Lenders make available to the Borrower credit accommodations in an aggregate principal amount at any one time outstanding not to exceed $14,800,000, the proceeds of which will be used to finance the payments owing to Wellgate under the Settlement, Release and Discharge Agreements between the Parent and Messrs. Marengere, Matossian and Amyot, (the "Settlement Obligations"), to repay certain outstanding tax obligations owed to Revenue Canada and to finance working capital requirements of the Borrower and DBI, Steen and Davie in the ordinary course of business and to pay fees and expenses incurred in connection herewith.

     B. The Borrower is the "Borrower" under a Credit Agreement dated September 26, 1997 among it, BNY Financial Corporation--Canada and certain other Lenders from time to time parties thereto, the Parent and the Subsidiary Guarantors (the "BNY Credit Agreement"). Certain provisions of this Agreement make reference to the BNY Credit Agreement.

     C. The Lenders are willing to make credit accommodations to the Borrower, but only on the terms, and subject to the conditions, set forth in this Agreement.

                                   AGREEMENT

     The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

     1.1  DEFINED TERMS.  The following definitions shall apply to this
Agreement:

     "ACCOUNTS": as to any Person, all of the accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Person, arising out of or in connection with the sale or lease of Inventory or the rendition of services, and all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically pledged or hypothecated to the Lender hereunder or pursuant to any of the other Loan Documents.

     "AFFILIATE": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, but excluding any Person other than the Parent which is in control of or is controlled by any director or officer of the Parent and which is not a Loan Party. For purposes of this definition, "control" of a Person (including, with its correlative meanings, "CONTROLLED BY" and "under common control with") means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Affiliate shall not include Unimetric Corporation.

     "AGENT": the Agent to be appointed by the Lenders pursuant to the Sharing Agreement.

     "AGREEMENT":  as defined in the title paragraph hereof.

     "AUSTRALIAN SECURITY DOCUMENTS":  the collective reference to:

          (a) the Deed of Charge between CGA and the Lender creating a fixed and floating charge on all assets of CGA; and

          (b)  the Equitable Share Mortgages.

     "AVAILABLE RCCOMMITMENT": at any time, an amount equal to the excess, if any, of (a) the amount of the Revolving Credit Commitment which is available for borrowing at such time over (b) the unpaid principal amount of all Revolving Credit Loans made by Lamar then outstanding.

     "BECKER":  as defined in the title paragraph of this Agreement.

     "BECKER NFLD":  as defined in the title paragraph of this Agreement.

     "BNY CREDIT AGREEMENT":  as defined in Recital B of this Agreement.

     "BNY CANADA": BNY Financial Corporation--Canada, an Ontario corporation.

     "BORROWER":  as defined in the title paragraph of this Agreement.

     "BORROWER DEBENTURE": the Fixed and Floating Charge Demand Debenture issued by the Borrower in favor of the Lenders, creating a mortgage, pledge and charge on the property of the Borrower, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "BORROWER MOVABLE HYPOTHEC": the Hypothec on Movable Property (General) granted by the Borrower in favor of the Lenders, creating a hypothec on, and a security interest in, a universality of all present and future movable property owned by the Borrower in the Capital Stock of CGA, Davie, DBI and Steen owned by the Borrower, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time; and in the MDC Stock beneficially owned by the Borrower through CGA or otherwise owned or held by CGA and/or to which the Borrower has an equitable title, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "BORROWER PLEDGE OF DEBENTURE": the Pledge Agreement entered into by the Borrower in favor of the Lenders pursuant to which the Borrower pledges and hypothecates the Borrower Debenture to the Lenders, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "BORROWER SECURITY DOCUMENTS": the collective reference to the Borrower Debenture, the Borrower Pledge of Debenture, the Borrower Hypothecs and the Borrower Equitable Share Mortgage.

     "BORROWING DATE":  any Business Day specified in a notice pursuant to
Section 2.3 as a date on which the Borrower requests Lamar to make Revolving Credit Loans hereunder.

     "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

     "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     "CGA":  as defined in the title paragraph of this Agreement.

     "CODE": the Internal Revenue Code of 1986, as amended from time to time.

     "COLLATERAL": all property and interests in property of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document including, without limitation, all Accounts, Inventory, Equipment, Real Property, general intangibles (including, but not limited to, licenses, trade marks, trade-names, patents, copyrights, contract rights, instruments, documents, chattel paper, corporate and other business records, designs, manufacturing procedures, goodwill, customer lists, computer programs, claims under guarantees, security interests, hypothecs and other security held to secure payment of any accounts, all rights of indemnification and all other intangible property of every kind and nature) and all securities and shares in the capital stock of any Person (including, but not limited to, the MDC Stock).

     "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "CREDIT PARTIES":  the Borrower and each of the Subsidiary
Guarantors.

     "DAVIE":  as defined in the title paragraph of this Agreement.

     "DBI":  as defined in the title paragraph of this Agreement.

     "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "DOLLARS" AND "$": dollars in lawful currency of the United States of America.

     "EQUIPMENT": with respect to any Person, all of the equipment, machinery and goods (excluding Inventory) of such Person, wherever located whether now owned or hereafter acquired, including without limitation, all apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto, that may properly be classified as a capital asset in accordance with GAAP, consistently applied.

     "EQUITABLE SHARE MORTGAGES":  the collective reference to:

          (a) the Equitable Share Mortgage between CGA and the Lenders creating a mortgage on the MDC Stock owned by CGA; and

          (b)  the Borrower Movable Hypothec, as it relates to the MDC
     Stock.

     "EVENT OF DEFAULT": any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "FINANCING LEASE": any lease of property, real or personal, immovable or movable, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

     "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

     "GOVERNING DOCUMENTS": as to any Person, its articles and certificate of incorporation and by laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

     "GOVERNMENTAL AUTHORITY": any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GUARANTEE OBLIGATION": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "GUARANTEES": the collective reference to the Parent Guarantee and the Subsidiary Guarantees.

     "GUARANTOR": any Person executing and delivering a Guarantee pursuant to this Agreement.

     "HYPOTHECATED SECURITIES": the collective reference to the Capital Stock hypothecated under each of the Parent Movable Hypothec, the Borrower Movable Hypothec and the Subsidiaries Movable Hypothec and under any other Security Documents hereafter executed as well as the MDC Stock charged pursuant to the Equitable Share Mortgages.

     "HYPOTHECS": the collective reference to the Borrower Hypothecs, the Subsidiary Hypothecs and the Parent Movable Hypothec.

     "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "INSOLVENT":  pertaining to a condition of insolvency.

     "INTERCREDITOR AGREEMENT":  is defined in Section 5.1(q).

     "INTEREST PAYMENT DATE": as to any Revolving Credit Loan and the Term Loan, the last day of each month, commencing April 30, 1998.

     "INVENTORY": with respect to any Person, all now owned or hereafter acquired inventory, wherever located, including any such inventory which is in transit, as would be reflected on the financial statements of such Person in accordance with GAAP, and all documents of title or other documents representing such property.

     "LIEN": (a) any mortgage, pledge, hypothec (legal or conventional), assignment, deposit arrangement, encumbrance, lien (statutory or other), deemed trust or actual trust, privilege, right, prior claim, charge, right of retention or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether choate or inchoate, whether or not crystallized or fixed, whether for amounts due or accruing due (including, without limitation, any conditional sale, installment sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), any seizure or attachment
(unless such seizure or attachment is released and discharged within 10 days thereof or is contested in good faith and the Lender has been furnished with complete security in form, substance and amount acceptable to it against all loss and damages which it might suffer by reason thereof), and the filing of any financing statement or application for registration under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, and (b) to the extent not included in the foregoing, any reservation, exception, encroachment, easement, right of way, servitude, covenant, condition, restriction, title exception or other encumbrance affecting property.

     "LOAN DOCUMENTS":  this Agreement, the Guarantees and the Security
Documents.

     "LOAN PARTIES": the Borrower, the Parent and each Subsidiary Guarantor which is a party to a Loan Document.

     "LOANS":  the Revolving Credit Loans and the Term Loan.

     "MATERIAL ADVERSE EFFECT": a material adverse effect, as determined in the sole and absolute discretion of the Lenders, on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Lenders hereunder or thereunder.

     "MDC":  McConnell Dowell Corporation Limited.

     "MDC STOCK":  the Capital Stock of MDC.

     "MDC STOCK VALUE": as of any date of determination, the value of the MDC Stock based upon the closing price on the immediately preceding trading date.

     "MIL":  as defined in the title paragraph of this Agreement.

     "MORTGAGE": a security document entered into by a Loan Party in favor of the Lenders creating a Lien on real or immovable property owned by such Loan Party.

     "NON GUARANTOR SUBSIDIARY":  a Subsidiary which is not a Guarantor
Subsidiary.

     "NOTES":  the Revolving Credit Note and the Term Note.

     "OBLIGATIONS": the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Revolving Credit Loans and the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post filing or post petition interest is allowed in such proceeding) on the Revolving Credit Loans and the Term Loan, and all other obligations and liabilities of the Loan Parties to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Guarantees, the Security Documents and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents and the fees and expenses of the Agent) or otherwise.

     "PARENT":  as defined in the title paragraph of this Agreement.

     "PARENT GUARANTEE": the Guarantee by the Parent in favor of the Lenders, guaranteeing the Obligations, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "PARENT MOVABLE HYPOTHEC": the Hypothec on Movable Property (General) granted by the Parent in favor of the Lenders, creating a hypothec on, and security interest in, a universality of all present and future movable property owned by the Parent, including all Capital Stock owned by the Parent including, without limitation, the Capital Stock of the Borrower owned by the Parent, as same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "PERMITTED LIENS":  the Liens listed on Schedule I hereto.

     "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "PLAN": any pension or other employee benefit plan and which maintained by a Loan Party or any Related Company; (b) a plan to which a Loan Party or any Related Company contributes or is required to contribute; (c) a plan to which a Loan Party or any Related Company was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which a Loan Party or any Related Company has incurred or may incur liability, including contingent liability, either to such plan or to any person, administrator or Public Authority.

     "PROPERTIES":  is defined in the BNY Credit Agreement.

     "PUBLIC AUTHORITY": the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation, commission, tribunal, committee, board or other instrumentality of any of the foregoing and includes, without limitation, any pension board.

     "REAL PROPERTY": the real or immovable properties owned by any of the Loan Parties and located at the locations listed in SCHEDULE II as well as such other real or immovable properties which may at any time be purchased or otherwise acquired by any of the Loans Parties.

     "REGISTER":  as defined in Section 10.6(c).

     "RELATED COMPANY": any corporation "related" to a Loan Party within the meaning of the Income Tax Act of Canada, any member of any controlled group of corporations of which any of the Loan Parties is a part, or any trade or business (whether or not incorporated) which together with a Loan Party would be treated as a single employer.

     "REQUIREMENT OF LAW": as to any Person, the certificate and articles of incorporation and by laws or other organizational or Governing
Documents of such Person, and any law, treaty, order, rule, regulation, judgment or determination of an arbitrator or a court or other
Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "RESPONSIBLE OFFICER": the chief executive officer or the president of the relevant Loan Party or, with respect to financial matters, the chief financial officer of the relevant Loan Party.

     "REVOLVING CREDIT CLOSING DATE": the date the conditions set forth in Section 5.1 have been satisfied.

     "REVOLVING CREDIT COMMITMENT": the agreement of Lamar to make Revolving Credit Loans to the Borrower in an aggregate amount at any one time outstanding not to exceed $10,000,000 in accordance with the provisions of this Agreement.

     "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Revolving Credit Closing Date to but not including the Termination Date, unless the Revolving Credit Commitment has terminated prior to such date as a result of the occurrence of any of the events set forth in
Section 2.4.

     "REVOLVING CREDIT LOANS":  as defined in Section 2.1.

     "REVOLVING CREDIT NOTE": the revolving credit note dated the date of issuance thereof in an aggregate principal amount of up to $10,000,000, evidencing the Revolving Credit Loans, in substantially the form of Exhibit A attached hereto.

     "SECURITY DOCUMENTS": the collective reference to the Parent Movable Hypothec, the Borrower Security Documents and the Subsidiary Security Documents and all other security documents hereafter delivered to the Lenders granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

     "SHARING AGREEMENT": The Agency and Sharing Agreement dated as of April 27, 1998 among the Lenders and the Agent.

     "STEEN":  as defined in the title paragraph of this Agreement.

     "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "SUBSIDIARY DEBENTURES": each Fixed and Floating Charge Demand Debenture issued by a Guarantor Subsidiary in favor of the Lenders, creating a mortgage, pledge and charge on the property of the Guarantor Subsidiary, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "SUBSIDIARY GUARANTEES": the collective reference to each Guarantee by a Guarantor Subsidiary in favor of the Lenders, guaranteeing the Obligations, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "SUBSIDIARY GUARANTORS": the collective reference to DBI, Steen, Davie, CGA, Becker, Becker NFLD, MIL, and any other Subsidiary which may at any time execute and deliver a Subsidiary Guarantee.

     "SUBSIDIARY HYPOTHECS": the collective reference to the Subsidiary Immovable Hypothecs and the Subsidiary Movable Hypothecs.

     "SUBSIDIARY IMMOVABLE HYPOTHECS": the collective reference to each Hypothec on Immovable(s), Leases, Rents and Insurance granted by a Guarantor Subsidiary in favor of the Lenders, creating a hypothec on, and security interest in, the charged property described therein, as the same may be amended, supplemented, restated, replaced or modified from time to time;

     "SUBSIDIARY MOVABLE HYPOTHECS": the collective reference to each Hypothec on Movable Property granted by a Guarantor Subsidiary in favor of the Lenders, creating a hypothec on, and security interest in, a universality of all present and future movable property owned by a Guarantor Subsidiary, including the Capital Stock owned by Davie including, without limitation, the Capital Stock of MIL owned by Davie and the Capital Stock owned by Steen including, without limitation, the Capital Stock of Becker and Becker NFLD owned by Steen, as the same may be amended, supplemented, restated, replaced or modified from time to time.

     "SUBSIDIARY PLEDGES OF DEBENTURE": each Pledge Agreement entered into by a Guarantor Subsidiary in favor of the Lenders pursuant to which the Guarantor Subsidiary pledges and hypothecates the Subsidiary Debenture to the Lenders, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

     "SUBSIDIARY SECURITY DOCUMENTS": the collective reference to the Subsidiary Debentures, the Subsidiary Pledges of Debenture, the Subsidiary Hypothecs and the Australian Security Documents.

     "TERMINATION DATE":  means September 30, 1999.

     "TERMINATION EVENT": with respect to any Plan, (a) the withdrawal of a Loan Party or any Related Company from a Plan during a plan year; or (b) the treatment of a Plan amendment as a termination; or (c) the institution of a proceeding by any Public Authority to terminate or to have a trustee appointed to administer a Plan; or (d) any other event or condition which might constitute grounds for termination of, winding up, in whole or in part, or the appointment of a trustee to administer any Plan.

     "TERM LOAN": the term loan in the aggregate original principal amount of $4,800,000 to be made by Wellgate to the Borrower pursuant to
Section 2.2.

     "TERM NOTE": the term note dated the date of issuance thereof in the aggregate original principal amount of $4,800,000, evidencing the Term Loan, substantially in the form of Exhibit B attached hereto.

     "TRANSFEREE":  as defined in Section 10.6(d).

     1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Loan Parties and the Non Guarantor Subsidiaries not defined in
     Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) Certain terms used in this Agreement in connection with the BNY Credit Agreement are defined in the BNY Credit Agreement. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning provided in the BNY Credit Agreement. Any capitalized term defined in the BNY Credit Agreement and used herein shall be interpreted to apply to this Agreement as if set forth herein in respect of the terms and provisions hereof.

          (d) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.     CREDIT

     2.1 REVOLVING CREDIT COMMITMENT. Provided there does not then exist an Event of Default or a Default, and subject to the terms and conditions hereof, Lamar, in its sole and absolute discretion, may make advances to Borrower on a revolving credit basis ("REVOLVING CREDIT LOANS") during the Revolving Credit Commitment Period in an aggregate principal amount of Revolving Credit Loans at any one time outstanding not to exceed the amount of the Revolving Credit Commitment then in effect. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitment by borrowing, repaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans shall be evidenced by the Revolving Credit Note.

     2.2 TERM LOAN. Wellgate agrees, on the date of issuance of the Term Note, to extend loans to Borrower in the aggregate principal amount of Four Million Eight Hundred Thousand Dollars ($4,800,000) (the "TERM LOAN"). The Term Loan shall be evidenced by the Term Note dated the date hereof and shall be payable in full on the Termination Date, at which time the Borrower shall repay the Term Loan together with all accrued interest thereon, and all other Obligations, failing which payment, Wellgate may exercise, subject to the terms and conditions of this Agreement, the Intercreditor Agreement and the Sharing Agreement, all of its rights and remedies hereunder, under the Security Documents or at law. Payments of principal on the Term Loan may not be reborrowed.

     2.3 PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any Business Day in an aggregate principal amount not exceeding the aggregate Available RCCommitment then in effect, provided that the Borrower shall give Lamar irrevocable notice (which notice must be received by the Lender prior to 10:00 a.m., Chicago time) on the requested Borrowing Date, specifying the amount to be borrowed and the requested Borrowing Date. Each borrowing under the Revolving Credit Commitment will be made available to the Borrower by Lamar on the applicable Borrowing Date to such account(s) as Borrower may, from time to time, designate to Lamar in writing. The Revolving Loans shall be repayable in full on the Termination Date.

     2.4 TERMINATION OF REVOLVING CREDIT COMMITMENT. Subject to the rights of termination provided herein below, the Revolving Credit Loans shall be for a term of eighteen months ending on the Termination Date, at which time the Borrower shall repay the Revolving Credit Loans together with all accrued interest thereon, and all other Obligations, failing which payment, Lamar may exercise, subject to the terms and conditions of this Agreement, the Intercreditor Agreement and the Sharing Agreement, all of its rights and remedies hereunder, under the Security Documents or at law. Notwithstanding the foregoing, the Revolving Credit Commitment may be terminated prior to the Termination Date as a result of the occurrence of any one of the following events and as follows:

          (a) The Borrower may terminate this Agreement at any other time upon 60 days' prior written notice, provided that the Borrower repays all of the Obligations.

          (b) Lamar may terminate the Revolving Credit Commitment at any time upon the occurrence of an Event of Default in accordance with
     Section 8.

SECTION 3.     GENERAL PROVISIONS APPLICABLE TO LOANS

     3.1  INTEREST RATES AND PAYMENT DATES.

          (a) Each Revolving Credit Loan and the Term Loan shall bear interest at a rate per annum equal to 11.5%.

          (b) If all or a portion of (i) any principal of any Revolving Credit Loan or the Term Loan, (ii) any interest payable thereon, or
     (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Revolving Credit Loans and the Term Loan and any such overdue interest or other amount, to the extent permitted by law, shall bear interest at a rate of 12% per annum from the date of such non payment until such overdue principal, interest or other amount is paid in full (as well after as before judgment).

          (c) Interest shall be payable monthly in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

          (d) If on five or more Business Days (whether or not consecutive) occurring in any calendar month the amount of Revolving Credit Loans outstanding on each such Business Day exceeds the Revolving Credit Commitment as in effect for each such Business Day, then the average daily balance of all Revolving Credit Loans outstanding on each day during such month shall bear interest at a rate of 12% per annum. The foregoing will apply whether the excess results from the permission granted by Lamar or for any other reason.

     3.2  MANDATORY REPAYMENTS.

          (a) If on any date the aggregate outstanding principal amount of the Revolving Credit Loans exceeds the Revolving Credit
     Commitment, the Borrower shall immediately repay the Revolving Credit Loans in an amount equal to the amount of such excess.

          (b) The Borrower shall repay the Revolving Credit Loans, the Term Loan and all other Obligations on the Termination Date, subject to any early termination events set forth in Section 2.4.

     3.3  COMPUTATION OF INTEREST.

          (a) Unless otherwise stated, wherever in this Agreement, reference is made to a rate of interest "per annum" or a similar expression is used, such interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed in the period, and, in any such case, using the nominal rate method of calculation (and not the effective rate method of calculation or any other method that contemplates deemed reinvestment of interest). All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

          (b) For the purposes of this Agreement, whenever interest, fees or other amounts referred to hereunder are to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be determined and divided by 360.

     3.4 PAYMENTS. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without abatement, compensation, set-off or counterclaim and shall be made prior to 12:00 noon, Chicago time, on the due date thereof to the Agent for Lamar with respect to the Revolving Loans and for Wellgate with respect to the Term Loan, pursuant to the terms of the Sharing Agreement, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                                     14-

     3.5  TAXES.

          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lenders as a result of a present or former connection between the Lenders and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from a Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to any Lender, the amounts so payable to the Lenders shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lenders a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by any Lender as a result of any such failure. In the event that the Lender receives or is granted a credit against or relief, deduction or omission for, or repayment of, any tax paid or payable by the Lender in respect of or calculated with reference to the deduction or withholding giving rise to an additional payment under this Section, then the Lender to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, deduction, omission or repayment, shall pay or cause to be paid to the Borrower such amount that the Lender shall have reasonably concluded to be attributable to the relevant deduction or withholding. Nothing herein contained shall interfere with each Lender's rights to arrange its respective tax affairs in whatever manner it may think fit. In particular, no Lender shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, relief's, credits, or deductions available to such Lender.

          (b) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.6 INDEMNITY. The Borrower agrees to indemnify the Lenders and to hold the Lenders harmless from any loss or reasonable expense which the Lenders may sustain or incur as a consequence of default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.7 CONVERTIBILITY. Each Note shall provide for the conversion, at the option of the holder thereof, of all or any part of the unpaid principal balance thereof and/or accrued and unpaid interest thereon into shares of Common Stock of the Parent from and after the issuance of the Note and prior to repayment thereof at a conversion rate of $2.60 per share of Common Stock.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lenders that:

     4.1  FINANCIAL CONDITION.

          (a) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 1997 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche, and all financial statements required to be delivered to BNY Canada pursuant to the terms of the BNY Credit Agreement, all as certified in accordance with the BNY Credit Agreement, have been furnished to Lamar and are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended.

          (b) The operating forecast and cash flow projections of the Borrower and its consolidated Subsidiaries dated April, 1998 and attached hereto as SCHEDULE 4.1(b), have been prepared in good faith using assumptions deemed reasonable by the Borrower under the direction of a Responsible Officer of the Borrower, and in accordance with GAAP, except that such forecast and projections do not include footnotes and other disclosures which may be required pursuant to GAAP. The Borrower has no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect, or omit to state any material fact which would render them misleading in any material respect.

     4.2  NO CHANGE.

          (a) Since December 31, 1997, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect except as set forth in SCHEDULE 4.2; and

          (b) During the period from December 31, 1997 to and including the date hereof, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries, except for the redemption of the Parent's Stockholder Rights Plan.

     4.3 POWER; AUTHORIZATION: ENFORCEABLE OBLIGATIONS. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, other than consents which have been obtained and are in full force and effect. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Loan Party which is intended to become a party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute a legal, valid and binding obligation of each Loan Party which is a party to it enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     4.4 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Lenders).

     4.5  NO BREACH OR MISREPRESENTATION IN BNY CREDIT AGREEMENT; DELIVERY
TO LAMAR. Except as disclosed on Schedule 4.5 or any other Schedule to this Agreement, all of the Borrower's statements to the "Agent" and "Lenders" under, and all representations, warranties and covenants of the Borrower and the "Loan Parties" as the case may be in, the BNY Credit Agreement and the "Loan Documents" referred to therein, in each case as in effect on the date hereof, are true, complete and correct and are incorporated by reference herein, as if made to the Lenders herein on the date hereof. Except as disclosed on Schedule 4.5, as of the date hereof, there exists no "Default" or "Event of Default" under the BNY Credit Agreement. This Agreement, the Revolving Credit Loans, the Term Loan, the granting to the Lenders hereunder and under the Loan Documents referred to herein of security interests in the assets of the Borrower and other Loan Parties, the Guaranties and all other credit enhancements contemplated by the Loan Documents are permitted by the BNY Credit Agreement. True and correct copies of the original of all amendments to, waivers or consents relating to, schedules to (whether original, modified or supplemental) and correspondence relating to, the BNY Credit Agreement have been delivered to Lamar.

     4.6  SECURITY DOCUMENTS.

          (a) The provisions of each Security Document are effective to create in favor of the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Loan Party thereto in the "Collateral" described therein, subject only to Permitted Liens;

          (b) (i) When financing statements, Registrable copies of the Security Documents, or when applications for registration in the Register of Personal and Movable Real Rights, in the case of hypothec affecting movable property, have been filed in the offices in the jurisdictions listed in SCHEDULE 4.6, the Security Documents shall each constitute a fully perfected or duly registered and recorded, as the case may be, Lien and hypothec on and security interest in, all right, title and interest of the Loan Party thereto in the Collateral described therein, which can be perfected by such filing, subject only to Permitted Liens;

               (ii) and in the case of any Subsidiaries of the Borrower that are organized and existing under the laws of Australia, Canada or any province thereof, certified extracts of resolutions of the directors of the corporation issuing any Hypothecated Securities duly authorizing the hypothecation or mortgage thereof and any transfer upon any realization upon the security, the Movable Hypothecs and the Equitable Share Mortgages shall each constitute a fully perfected Lien on all right, title and interest of the Loan Party thereto in the Collateral described therein, subject only to Permitted Liens. In the event that the BNY Credit Agreement terminates and all obligations thereunder have been paid in full prior to the payment in full of the Obligations, Borrower agrees to deliver to the Lenders the certificates evidencing the Hypothecated Securities.

     4.7  ACCURACY AND COMPLETENESS OF INFORMATION.

          (a) All factual information, reports and other papers and data with respect to the Loan Parties (other than projections) furnished, and all factual statements and representations made, to the Lenders by a Loan Party, or on behalf of a Loan Party, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

          (b) All projections with respect to the Loan Parties furnished by or on behalf of a Loan Party to the Lenders were prepared and presented in good faith by or on behalf of such Loan Party. No fact is known to a Loan Party which materially and adversely affects or in the future is reasonably likely (so far as such Loan Party can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 4.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Lender prior to the Revolving Credit Closing Date.

     4.8 SOLVENCY. On the date of issuance of the Notes and on the Revolving Credit Closing Date, after giving effect to the incurrence of all indebtedness and obligations being incurred on or prior to such date in connection herewith, (i) the amount of the "present fair salable value" of the assets of the Loan Parties, taken as a whole, will, as of such date, exceed the amount of all "liabilities of the Borrower and of Loan Parties, taken as a whole, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal, provincial and state laws governing determinations of the insolvency of debtors, (ii) the present fair salable value of the assets of the Loan Parties, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Loan Parties, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Borrower nor the other Loan Parties, taken as a whole, will, as of such date, have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each of the Loan Parties, as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 4.8, "debt" means "liability on a claim", "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     4.9 PURPOSE OF LOANS. The proceeds of the Loans shall be used by the Borrower to finance the Settlement Obligations, to repay certain outstanding tax obligations to Revenue Canada and to finance the working capital requirements of the Credit Parties in the ordinary course of business and to pay fees and expenses incurred in connection herewith.

     To induce the Lenders to enter into this Agreement and to make the Loans to Borrower, the Parent hereby represents and warrants to the Lenders that the representations and warranties made by Parent in the Redemption Agreement dated as of April, 1998 (the "Redemption Agreement"), among Dominion Park, L.L.C., Wellgate, Michel Marengere, Nicholas Matossian and Rene Amyot are true, correct and complete and are incorporated by reference herein as if made by Parent to the Lenders herein on the date hereof.

SECTION 5.  CONDITIONS PRECEDENT

     5.1 CONDITIONS TO LOANS. The agreement of Lamar to make the initial Revolving Credit Loan is subject to the satisfaction, immediately prior to or concurrently with the making of such Revolving Credit Loan, of the following conditions precedent:

          (a)  LOAN DOCUMENTS.  The Lenders  shall have received:

               (i) this Agreement, executed and delivered by a duly authorized officer of each of the Loan Parties;

               (ii) each of the Guarantees, each executed and delivered by a duly authorized officer of the party thereto;

               (iii) each of the Security Documents, each executed and delivered by a duly authorized officer of the party thereto;

               (iv) a duly executed Common Stock Purchase Warrant, in the form attached hereto as Exhibit C (the "Warrant"), in favor of Wellgate to purchase 333,708 shares of Common Stock of Parent; and

               (v)    a duly executed Warrant in favor of Lamar to purchase
          1.668536 shares of Common Stock for every $10 loaned hereunder, up to an aggregate of 1,668,536 shares of Common Stock of the Parent.

          (b) BORROWER CERTIFICATE. The Lenders shall have received a certificate of an officer of the Borrower, dated the Revolving Credit Closing Date, stating that no Event of Default has occurred and is continuing and that all of the representations and warranties of the Borrower contained herein are true and correct as of the Revolving Credit Closing Date.

          (c) CORPORATE PROCEEDINGS OF THE BORROWER. The Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Lenders, of the Board of Directors of the Borrower authorizing
     (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Borrower Security Documents, and (iv) the hypothecation in favor of the Lenders of the Hypothecated Securities issued by the Borrower and any transfer of such Hypothecated Securities upon any realization upon the Parent Hypothecation of Securities Agreement, certified by the Secretary or an Assistant Secretary of the Borrower as of the Revolving Credit Closing Date, which certificate shall be in form and substance satisfactory to the Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (d) BORROWER INCUMBENCY CERTIFICATE. The Lenders shall have received a certificate of the Borrower, dated the Revolving Credit Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Lenders, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (e) CORPORATE PROCEEDINGS OF THE PARENT. The Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Lenders, of the Board of Directors of the Parent authorizing (i) the execution, delivery and performance of the Loan Documents to which the Parent is a party and (ii) the granting by it of the Liens created pursuant to the Parent Security Documents, certified by the Secretary or an Assistant Secretary of the Parent as of the Revolving Credit Closing Date, which certificate shall be in form and substance satisfactory to the Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (f) PARENT INCUMBENCY CERTIFICATE. The Lenders shall have received a certificate of the Parent, dated the Revolving Credit Closing Date, as to the incumbency and signature of the officers of the Parent executing any Loan Document satisfactory in form and substance to the Lenders, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

          (g) CORPORATE PROCEEDINGS OF SUBSIDIARY GUARANTORS. The Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Lenders, of the Board of Directors of each Subsidiary Guarantor which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, (ii) the granting by it of the Liens created pursuant to the Subsidiary Security Documents to which it is a party, and

     (iii) in the case of any Subsidiary Guarantor which is an issuer of any Hypothecated Securities, the hypothecation or the creation of a mortgage in favor of the Lenders in respect of the Hypothecated Securities issued by the Subsidiary Guarantor and any transfer of such Hypothecated Securities upon any realization upon the security, certified by the Secretary or an Assistant Secretary of each such Subsidiary Guarantor as of the Revolving Credit Closing Date, which certificate shall be in form and substance satisfactory to the Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (h) SUBSIDIARY INCUMBENCY CERTIFICATES. The Lenders shall have received a certificate of each Subsidiary Guarantor, dated the Revolving Credit Closing Date, as to the incumbency and signature of the officers of each such Subsidiary Guarantor satisfactory in form and substance to the Lenders, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary Guarantor.

          (i) CORPORATE DOCUMENTS. The Lenders shall have received true and complete copies of the certificate and articles of incorporation and by-laws of each Loan Party, certified as of the Revolving Credit Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

          (j) GOOD STANDING CERTIFICATES. The Lenders shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority (federal, provincial or other), evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclass (ii), where the failure to so qualify would not have a Material Adverse Effect.

          (k) CONSENTS, LICENSES AND APPROVALS. The Agent shall have received a certificate of a Responsible Officer of each of the Loan Parties (i) attaching copies of any consents, authorizations and filings referred to in Section 4.4, and which are required in connection with any Loan Document and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lenders.

          (l) LEGAL OPINIONS. The Lenders shall have received the following executed legal opinions all acceptable to the Lenders:

               (i) the executed legal opinion of Pouliot Mercure, counsel to the Borrower, Davie, DBI, Steen, Becker, Becker NFLD and MIL;

               (ii) the executed legal opinion of Buchanan Ingersoll Professional Corporation, counsel to the Parent;

               (iii) the executed legal opinions of Douglas Symes & Brissenden; Mackimmie Matthews; McDougall, Ready; Pitblado & Hoskins; Cassels Brock & Blackwell; Chase Sheehan; Curtis, Dawe; Farmer & MacLeod; and Boyne Clarke, local counsel to the Loan Parties, in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Newfoundland, Prince Edward Island and Nova Scotia, respectively; and

               (iv) the executed legal opinion of Freehill Hollingdale & Page, counsel to CGA.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lenders may reasonably require.

          (m) HYPOTHECATED SECURITIES AND STOCK POWERS. The Lenders shall have received:

               (i) an undated stock power or power of attorney for each certificate representing Hypothecated Securities executed in blank by a duly authorized officer of the grantor of the applicable security; and

               (ii) an Acknowledgment of and consent to the Equitable Share Mortgages (if required by the Lenders' legal counsel) and the hypothecation of the Hypothecated Securities, executed by a duly authorized officer of the issuer of the Hypothecated Securities, in a form acceptable to the Lenders.

          (n) ACTIONS TO PERFECT LIENS. The Lenders shall have received evidence in form and substance satisfactory to them that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements or applications for registration necessary or desirable, in the opinion of the Lenders and their counsel, to perfect, record and render effective against all Persons, the Liens created by the Security Documents shall have been completed.

          (o) LIEN SEARCHES AND DISCHARGES. The Lenders shall have received the results of a recent search by a Person satisfactory to the Lenders, of the Uniform Commercial Code, the Personal Property Security Act of all applicable jurisdictions, the Register of Personal and Movable Real
     Rights and such other registration systems as the Lenders or their counsel may require, judgment and tax lien filings which may have been filed with respect to personal and movable property of the Loan Parties, and the results of such searches shall be satisfactory to the Lenders in their sole judgment. The Lenders shall have received Registrable discharges or termination statements in respect of all recorded Lien (other than Permitted Liens) and/or such estoppel letters, subordination's, inter-creditor agreements and waivers as the Agent may require (to confirm amounts secured or collateral affected thereby), in all cases satisfactory to the Lenders in their sole judgment.

          (p) INSURANCE. The Lenders shall have received evidence in form and substance satisfactory to them that all of the requirements of
     Section 6.3 hereof as well as all other insurance requirements contained in the Security Documents shall have been fulfilled to the entire satisfaction of the Agent.

          (q) INTERCREDITOR AGREEMENT. The Lenders shall have entered into an Intercreditor Agreement, dated April 27, 1998 (the "Intercreditor Agreement"), with BNY-Canada, for itself and as agent for the lenders under the BNY Credit Agreement and the Loan Parties, the terms of which intercreditor agreement shall be satisfactory to the Lenders.

          (r) REDEMPTION AGREEMENT. The transactions contemplated in the Redemption Agreement shall have been consummated.

     5.2 CONDITIONS TO EACH SUBSEQUENT REVOLVING CREDIT LOAN. The agreement of Lamar to make any Revolving Credit Loan requested to be made by it on any date (including, without limitation, its initial Revolving Credit Loan) is subject to the satisfaction of the following conditions precedent:

          (a) COMPLIANCE. The Loan Parties will have satisfied all of the conditions precedent set forth in Section 5.1 and will be in compliance with all other terms and conditions of this Agreement.

          (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (c) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Credit Loans requested to be made on such date.

          (d) WARRANTS. Parent shall have issued a duly executed Warrant in favor of Lamar to purchase 1.668536 shares of Common Stock for every $10 loaned hereunder (but no Warrant for shares will be issued for any re-borrowings after a paydown of the Revolving Loan to the extent of such re-borrowings of the amount paid down), up to an aggregate of 1,668,536 shares of Common Stock of the Parent (including shares under the Warrant granted to Lamar pursuant to Section 5.1(a) hereof).

          (e) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, and the other Loan Documents shall be satisfactory in form and substance to Lamar, and Lamar shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request. Each borrowing by the Borrower under the Revolving Loan Commitment shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied. In the event that Lamar waives any condition precedent set forth in Section
     5.1 or 5.2 with respect to the making of any Revolving Credit Loan, this will not preclude Lamar from insisting on satisfaction of such condition precedent in connection with the making of any other Revolving Credit Loan.

SECTION 6.  AFFIRMATIVE COVENANTS

       The Borrower hereby agrees that, so long as the Revolving Credit Commitment remains in effect or any amount is owing to the Lenders hereunder or under any other Loan Document, the Borrower and (except in the case of financial information and reports) each of the other Loan Parties shall:

       6.1  FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; OTHER
INFORMATION. Furnish to the Lenders (a) any materials, reports or information delivered or required to be delivered to BNY Canada, as agent under the BNY Credit Agreement concurrently with such delivery to BNY Canada and (b) such other financial information as the Lenders may reasonably request from time to time to clarify or amplify the information required to be furnished to the Lenders under this Agreement.

       6.2 COMPLIANCE WITH AGREEMENTS. Comply with all agreements with, promises, covenants or warranties to, the Lenders hereunder or in the Loan Documents.

       6.3 COMPLIANCE WITH BNY CREDIT AGREEMENT. Comply with all promises, warranties and covenants set forth in the BNY Credit Agreement and the "Loan Documents" referred to therein. Failure to do so shall constitute an Event of Default hereunder.

       6.4  ADDITIONAL COLLATERAL; ADDITIONAL GUARANTORS.

          (a) (i) In the event that any Loan Party acquires any property or interest in property (including, without limitation, real or immovable property) other than property ("EXCLUDED PROPERTY") in respect of which it is entitled to grant a Permitted Lien ranking in priority to the Lien of the Lenders, that is not subject to a perfected Lien in favor of the Lenders pursuant to the Security Documents, such Loan Party shall take such action (including, without limitation, the preparation and filing of mortgages, hypothecs or deeds of trust in form and substance satisfactory to the Lenders) as the Lenders shall request in order to create and/or perfect a first ranking Lien in favor of the Lenders on such property, subject only to Permitted Liens; (ii) in the event that any Loan Party acquires any Excluded Property that is not subject to a perfected Lien in favor of the Lenders pursuant to the Security Documents, the Loan Party shall take such of the action described in subclause (i) above as the Lenders shall request in order to create and/or perfect a first ranking Lien in favor of the Lenders on such property, subject only to Permitted Liens.

          (b) In the event that a Loan Party is permitted to acquire or form any additional Subsidiary, such Subsidiary shall execute a guarantee, a debenture and pledge of debenture, an immovable and movable hypothec, a mortgage in respect of each parcel of real property owned by it, a security agreement, and the Loan Party and/or any Subsidiary which is a holder of any Capital Stock of such Subsidiary shall execute such pledge agreements, hypothecs or supplements to the Subsidiary Pledge Agreements and such other security as may be required by the Lenders, each in form and substance satisfactory to the Lenders, and shall take such other action as shall be necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1) in order to perfect the Liens granted by such Subsidiary in favor of the Lenders and perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Lenders. Such Subsidiary shall thereupon become a Subsidiary Guarantor for all purposes under the Loan Documents. The Lenders shall be entitled to receive legal opinions of one or more counsel to the Loan Parties and such Subsidiary addressing such matters as the Lenders or their counsel may reasonably request, including, without limitation, the enforceability of the guaranty and other security documents to which such Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Loan Parties and/or other Subsidiaries to the Lenders.

SECTION 7.  REGARDING THE BNY CREDIT AGREEMENT

       7.1 SUBSEQUENT AMENDMENT OR TERMINATION OF THE BNY CREDIT AGREEMENT. Any waiver, modification or amendment to the provisions of the BNY Credit Agreement incorporated by reference herein shall constitute a waiver, modification or amendment of the provisions so incorporated by reference solely to the extent of and subject to the terms and conditions set forth in any such waiver, modification or amendment. No replacement or termination of the BNY Credit Agreement, nor any repayment, refinancing or forgiveness of the "Obligations" thereunder nor the termination, cancellation, satisfaction or forgiveness of any Lien or security interest granted (or purported to be granted) in connection with such "Obligations" shall act so as to affect this Agreement or the Loan Documents (as defined herein).

       7.2 NOTICE OF AMENDMENT. The Borrower shall deliver to Lenders within five (5) calendar days of the execution thereof, copies of any amendments, restatements, waivers, modifications or, or agreements relating to, the BNY Credit Agreement or the "Loan Documents" referred to therein.

SECTION 8.  EVENTS OF DEFAULT

       8.1 EVENTS OF DEFAULT; REMEDIES. If any of the following events shall occur and be continuing:

       (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under the other Loan Documents, within 5 business days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

       (b) Any representation or warranty made or deemed made by a Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

       (c) A Loan Party shall default in the observance or performance of any agreement contained in Section 7 of the BNY Credit Agreement;

       (d) A Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

       (e) A Loan Party shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Revolving Credit Loans and the Term Loan) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $500,000.00; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

       (f) (i) A Loan Party shall commence any case, proposal, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, monitor, administrator, conservator, sequestrator or other similar official for it or for all or any substantial part of its assets, or a Loan Party shall make a general assignment for the benefit of its creditors or file a proposal or notice of intention to file a proposal; or
(ii) there shall be commenced against a Loan Party any case, proposal, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) provided same has not had the effect of staying any rights of the Lenders and has not given rise to any Material Adverse Effect, remains undismissed, undischarged or unbonded for in the case of personal or movable property in or subject to the jurisdiction of a proceeding in Quebec, a period of 10 days, and in all other cases, a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action (including, without limitation, hypothecary recourses) seeking the exercise of a hypothecary right or the issuance of a warrant of attachment, execution, seizure, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which provided same has not had the effect of staying any rights of the Lenders and has not given rise to any Material Adverse Effect, shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days, in the case of personal or movable property in or subject to the jurisdiction of a proceeding in Quebec, and in all other cases, within 60 days from the entry thereof; (iv) a Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) a Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or (vi) if any creditor holding a Lien on any assets of a Loan Party enforces or gives notice of its intention to enforce such Lien; or

       (g) (i) Any Loan Party shall engage in any transaction or activity prohibited under relevant legislation or documents relating to any Plan, (ii) any accumulated funding deficiency, solvency deficiency, unfunded liability or wind up or withdrawal liability shall exist with respect to any Plan or any Lien in favor of any Governmental Authority or any Plan trustee or administrator or a Plan shall arise on the assets of any Loan Party (iii) a Termination Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Termination Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan (iv) any Plan shall terminate (v) any Loan Party shall, or in the reasonable opinion of the Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

       (h) One or more judgments or decrees shall be entered against a Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of $25,000,000.00 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof (or such lesser period of time, which, according to the laws of any applicable jurisdiction, would permit the creditor of the judgment to obtain execution thereof in respect of the assets of a Loan Party) provided however, that if such judgments or decrees have given rise to any Lien on any Collateral, the provisions of paragraph (f) above shall apply if the creditor holding such Lien enforces or gives notice of its intention to enforce such Lien; or

       (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or a Loan Party which is a party to any of the Security Documents shall so assert, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

       (j) Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

       (k)    (i) Any Person or "group" (within the meaning of Section
13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall acquire, directly or indirectly, beneficial ownership of 20% (the "Requisite Percentage") or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Parent or the Borrower (other than Lamar, Riverwoods Investments, LLC and any person who may be deemed to have acquired beneficial ownership of the Requisite Percentage by virtue of his becoming a member of the group which reported beneficial ownership of shares on August 7, 1997), or (B) shall obtain the power (whether or not exercised), directly or indirectly, to elect a majority of the Parent's or Borrower's directors, or (ii) the Board of Directors of the Parent shall not consist of a majority of the persons listed in Schedule 9(k).

       (1) Any of the provisions of Section 8(e), (f), (g), (h) or (i) hereof occurs in respect of a Non Guarantor Subsidiary or its assets which has, or could reasonably be expected to have, a Material Adverse Effect; or

       (m) Any of the MDC Stock forming part of the Hypothecated Securities is decertificated without the prior written consent of the Lenders;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically (by the mere lapse of time) the Revolving Credit Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) Lamar may by notice to the Borrower declare the Revolving Credit Commitment to be terminated forthwith, whereupon the Revolving Credit Commitment shall immediately terminate; and (ii) both of the Lenders may, or either Lender upon an Event of Default in payment of principal or interest on the Loans or an Event of Default under Section
8.6 of the BNY Credit Agreement (incorporated by reference herein under Section 6.3 hereof) and after providing the other Lender with 45 days written notice of intent to accelerate and pursue remedies may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable and failing which payment, the Lenders may, subject to the terms of the Intercreditor Agreement, exercise all of its rights hereunder, under the Security Documents or at law. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

       8.2 APPLICATION OF PROCEEDS. The proceeds and avails of any sale of the Collateral, or any part thereof, and the proceeds and avails of any remedy hereunder or under any of the Security Documents shall be paid to and applied by the Lenders as follows:

              (a) First, to the payment of costs and expenses of suit, if any, and of such sale, and to the extent permitted by applicable law, the reasonable compensation of attorneys, and of all proper expenses, liabilities and advances incurred or made hereunder by the Lender(s), and of all taxes, assessments or liens superior to the lien of these presents, except any taxes, assessments or other superior lien subject to which said sale may have been made;

              (b) Second, to the ratable payment of all accrued but unpaid interest on the outstanding Obligations apportioned among the Lenders in proportion to the amount of principal owed to each Lender with respect to the aggregate principal amount of then outstanding Obligations;

              (c) Third, to the ratable payment of all unpaid principal on the outstanding Obligations apportioned among the Lenders in proportion to the amount of principal owed to each Lender with respect to the aggregate principal amount of then outstanding Obligations;

              (d) Fourth, to the ratable payment of all other indebtedness due and payable on the date of such application arising from the Obligations apportioned among the Lenders in proportion to the amount of principal owed to each Lender with respect to the aggregate principal amount of then outstanding Obligations;

              (e) Fifth, the balance, if any, shall be paid as required by law (including as a court of competent jurisdiction may direct).

       8.3 RECEIPT OF COLLATERAL. (a) Each Lender agrees that (i) if at any time such Lender receives proceeds from any disposition of Collateral other than a distribution pursuant to Section 8.2 hereof, such Lender shall promptly pay the other Lender such other Lender's proportionate share of any such disposition for application in accordance with Section 8.2 hereof and (ii) such Lender shall not take or cause to be taken any action including, without limitation the commencement of any proceedings, the purpose of which is or could be to give such Lender any preference or priority against the other Lender with respect to the Collateral.

       (b) In the event either Lender receives any Collateral, such Lender agrees to hold such Collateral in trust for the benefit of both of the Lenders and to sell or otherwise dispose of such Collateral only in accordance with the provisions of Section 8.1 and to apply the proceeds of any such sale in accordance with the provisions of Section 8.2.

SECTION 9.  AGREEMENT AMONG LENDERS

       9.1 PRO RATA OBLIGATIONS. In the event that the Lenders, directly or through the Agent, or any one of them is sued or threatened with suit by the Borrower or any other Loan Party, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under, this Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys' fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be
(i) the obligation of the Lender or Lenders, if any, determined to have been responsible for such liability or (ii) if no such determination can be made, shared proportionately by the Lenders, with appropriate reimbursement made upon demand. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Lenders to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Borrower or from the proceeds of Collateral. The provisions of this paragraph shall not apply to (A) any suits, actions, proceedings or claims that are unrelated, directly or indirectly, to this Agreement, or (B) costs, fees, expenses, or disbursements resulting from the willful misconduct of any Lender.

SECTION 10.  MISCELLANEOUS

       10.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, restated, replaced or modified except in accordance with the provisions of this Section 10.1. The Lenders may, from time to time, (a) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. In the case of any waiver, the Borrower and the Lenders shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

       10.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, 3 days after being deposited in the mail, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:


        Any Loan Party,
        including Borrower:      Dominion Bridge Corporation
                                 500 Notre-Dame Street
                                 Lachine, Quebec H8S 2B2

                                 Attention:  General Counsel

                                 Fax:  (514) 634-2448

        With a copy to:          Pouliot Mercure
                                 1155 Rene-Levesque Blvd. West
                                 31st Floor
                                 Montreal, Quebec
                                 H3B 3S6

                                 Attention:  Mr. Brian Riordan

                                 Fax:  (514)875-4308

                                 and

                                 Buchanan Ingersoll P.C.
                                 Eleven Penn Center
                                 14th Floor
                                 1835 Market Street
                                 Philadelphia, Pennsylvania
                                 19103

                                 Attention:  Joseph Galda, Esq.

                                 Fax:  (215) 665-8760

        Lamar:                   Lamar Investments, Inc.
                                 650 Dundee Road, Suite 460
                                 Northbrook, Illinois  60062

                                 Attention:  Leonard B. Feldman

                                 Fax:  (847) 509-8529


                                      -33-

        with a copy to:          Ungaretti & Harris
                                 3500 Three First National Plaza
                                 Chicago, Illinois  60602

                                 Attention:  Gary I. Levenstein,
                                 Esq.

                                 Fax:  (312) 977-4405

        Wellgate:                Wellgate International Ltd.
                                 c/o Pouliot Mercure
                                 1155 Rene-Levesque Blvd. West
                                 31st Floor
                                 Montreal, Quebec
                                 H3B 3S6

                                 Attention:  Mr. Brian Riordan

                                 Fax:  (514)875-4308


provided that any notice, request or demand to or upon Lamar pursuant to
Section 2.3 shall not be effective until received.

       10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lenders, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

       10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

       10.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Lenders for all their out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lenders, (b) to pay or reimburse the Lenders for all costs and expenses incurred in connection with enforcing, preserving, evaluating, monitoring or realizing any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) engaged by the Lenders and the Agent, (c) to pay, indemnify, and hold the Lenders harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents,
(d) to pay, indemnify, and hold the Lenders and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, non compliance with or liability under, any Environmental Law applicable to the operations of any Loan Party (or the operations of any Non Guarantor Subsidiary if such violation, non compliance or liability causes a Material Adverse Effect) or any of the Properties (all the foregoing in this clause (d), collectively, the "INDEMNIFIED LIABILITIES"), provided, that the Borrower shall have no obligation hereunder to the Lenders with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of any Lender or
(ii) legal proceedings commenced against any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

       10.6   SUCCESSORS AND ASSIGNS.

              (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders and their respective successors, assigns and legal representatives, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lenders. The parties hereto acknowledge that Lamar may change its name after the date hereof without affecting, in any manner, the rights or obligations of the parties hereto.

              (b) In the event of an assignment by any Lender of all or any part of its rights and obligations under this Agreement and the other Loan Documents, the Loan Parties shall execute and deliver in form satisfactory to the Lender, such unconditional confirmations, acknowledgments and acquiescence as may be requested by the Lender to evidence or effect any assignment hereunder and such further confirmations and amendments to security documents and instruments as the Lender may require to give effect to such assignment. From and after the effective date of such assignment, the following will apply, namely:
       (w) such assignment will not result in novation of the Revolving Credit Commitment, the Term Loan or any other obligations under this Agreement, such novation being hereby expressly disclaimed, (x) the obligation of the assignee to make Revolving Credit Loans will be the same obligation as that of the Lenders and not a new obligation, notwithstanding any release of the Lenders from such obligations, (y) the assignee shall be a party hereto and, to the extent provided in such assignment, have the rights and obligations of the Lenders hereunder with the Revolving Credit Commitment as set forth therein, and the obligations of the Borrower arising from any Revolving Credit Loan advanced by the assignee will form part of the Obligations, will be secured by the Security Documents and the assignee and the Lenders (to the extent it continues to retain an interest herein) will have a solidary interest therein, and
       (z) the Lenders shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

              (c) Lamar, on behalf of the Borrower, shall maintain at its address referred to in Section 10.2 a register (the "REGISTER") for the recordation of the Revolving Credit Commitment of, and principal amounts of the Revolving Credit Loans made by, Lamar from time to time. The entries in the Register shall be conclusive, in the absence of manifest error. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

              (d) The Borrower authorizes the Lenders to disclose to any assignees (each, a "TRANSFEREE") and any prospective Transferee, subject to the provisions of Section 10.6, any and all financial information in the Lenders' possession concerning the Borrower and its Affiliates which has been delivered to the Lenders by or on behalf of the Borrower pursuant to this Agreement.

              (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests.

       10.7 SET OFF. In addition to any rights and remedies of the Lenders provided by law, the Lenders shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off or compensate and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lenders or any branch or agency thereof to or for the credit or the account of the Borrower. The Lenders agree promptly to notify the Borrower after any such set off or compensation and application made by the Lenders, provided that the failure to give such notice shall not affect the validity of such set off and application.

       10.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lenders.

       10.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       10.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Loan Parties and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

       10.11 GOVERNING LAW. THIS AGREEMENT AND, EXCEPT AS AND TO THE EXTENT OTHERWISE EXPRESSLY AGREED IN ANY LOAN DOCUMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED 1N ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF QUEBEC AND THE LAWS OF CANADA APPLICABLE THEREIN, EXCEPT FOR THE PERFECTION AND ENFORCEMENT OF LIENS IN OTHER JURISDICTIONS WHICH SHALL BE GOVERNED BY THE LAWS OF THOSE JURISDICTIONS.

       10.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE LOAN PARTIES IRREVOCABLY AND CONDITIONALLY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED WITHIN QUEBEC PROVINCE, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER FINANCING AGREEMENTS SHALL BE LITIGATED IN SUCH COURTS, AND EACH OF THE LOAN PARTIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 10.2 AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER'S ADDRESS. A COPY OF ANY SERVICE OF

PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE LOAN PARTIES AT THE ADDRESS PROVIDED IN SECTION 10.2, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICES OF PROCESS. IF ANY AGENT APPOINTED BY THE BORROWER REFUSES TO ACCEPT SERVICE, THE LOAN PARTIES HEREBY AGREE THAT SERVICE UPON IT BY MAIL OR OTHERWISE IN ACCORDANCE WITH SECTION 10.2 WILL CONSTITUTE SUFFICIENT NOTICE. EACH LOAN PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE LENDERS. NOTHING CONTAINED IN THIS SECTION 10.12 WILL AFFECT THE RIGHT OF THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR THE PROPERTY OF ANY OF THEM IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE THEIR LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTIONS. EACH LOAN PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO ABOVE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

       10.13 ACKNOWLEDGMENTS. Each of the Loan Parties acknowledges that:

              (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

              (b) the Lenders have no fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on one hand, and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

              (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or among the Loan Parties and the Lenders.

       10.14 CONFIDENTIALITY. The Lenders agree to keep confidential all non public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; PROVIDED that nothing herein shall prevent the Lenders from disclosing any such information (i) to any Transferee which receives such information having been made aware of the confidential nature thereof, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any examiner or other Governmental Authority having jurisdiction over the Lenders, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or (vii) in compliance with the applicable requirements of any federal, state or provincial securities laws of the United States, Canada or Australia.

       10.15 FORMAL DATE. This Agreement may be referred to as bearing formal date of April 6, 1998 notwithstanding the actual date of its execution or the date on which this Agreement becomes effective. The formal date is for purposes of reference only.

       10.16 CURRENCY CONVERSION. If, for purposes of obtaining judgment against any Loan Party pursuant to this Agreement or any other Loan Document, it becomes necessary to convert into Canadian funds an amount due hereunder or thereunder in Dollars, then the conversion shall be made at the rate of exchange prevailing on the last business day in Montreal, Quebec before the day on which the judgment is rendered.

       For this purpose, "rate of exchange" means the spot rate at which the Lenders are able to purchase Dollars with Canadian funds on the relevant date. In the event that there is a change in the rate of exchange prevailing between the day before the day on which the judgment is rendered and the date of payment of the amount due, the Loan Party in question will pay such additional amount(s) as may be necessary to ensure that the amount paid on such date is the amount in Canadian funds which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due in Dollars. Any amount due by a Loan Party under this paragraph shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under this Agreement or any other Loan Document.

       10.17 LANGUAGE. The parties acknowledge that they have required that this Agreement and all related documents be prepared in English. Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

              GROUPE CEDAR CANADA INC./CEDAR GROUP CANADA, INC.

              BY:    /s/ Nicolas Matossian
                   -----------------------------------------------
              ITS:
                   -----------------------------------------------

              LAMAR INVESTMENTS, INC.

              BY:    /s/ Gary I. Levenstein
                   -----------------------------------------------
                     Gary I. Levenstein, as
                     Attorney-in-Fact for
                     Leonard Feldman,
                     President


              WELLGATE INTERNATIONAL LTD.

              BY:    /s/ Michel Marengere
                   ----------------------------------------------
              ITS:
                   ----------------------------------------------

              BY:  /s/ Nicolas Matossian
                  -----------------------------------------------


By its execution and delivery of this Agreement, each of the undersigned acknowledges having read and understood all the terms hereof, represents and warrants that all representations and warranties made by the Borrower in respect of it or its property, operations or prospects is true and accurate in all respect as at the date hereof and covenants and agrees to do and perform or not to do or permit, as the case may be, each action, thing or circumstance which the Borrower has covenanted and agreed to cause it to do or perform or not to do or permit, as the case may be.


DOMINION BRIDGE CORPORATION            DOMINION BRIDGE, INC.

BY: /s/ Allen S. Gerard                BY:  /s/ Nicolas Matossian
    ------------------------                -------------------------------
    TITLE                                   TITLE

STEEN CONTRACTORS LIMITED              INDUSTRIES DAVIE INC./DAVIE
                                       INDUSTRIES INC.

BY: /s/ Nicolas Matossian              BY:   /s/ Nicolas Matossian
    ------------------------                -------------------------------
    TITLE                                    TITLE



CEDAR GROUP AUSTRALIA PTY              LES ENTREPRENEURS BECKER
LIMITED                                INC./BECKER CONTRACTORS INC.

BY: /s/ Nicolas Matossian              BY:  /s/ Nicolas Matossian
    ------------------------                -------------------------------
    TITLE                                    TITLE




BECKER CONTRACTS LIMITED               MIL INTERMODAL INC.


BY: /s/ Nicolas Matossian              BY:  /s/ Nicolas Matossian
    ------------------------                -------------------------------
    TITLE                                    TITLE

                                  SCHEDULE I
                                PERMITTED LIENS

        1.     Liens listed on Schedule 8.3 to the BNY Credit Agreement;
and


        2.     Liens in favor of BNY-Canada pursuant to the BNY Credit
Agreement.